Filed Pursuant to Rule 424(b)(3)

Registration No. 333-150655

PROSPECTUS SUPPLEMENT

(to prospectus dated November 9, 2010 and the prospectus supplements dated January 6, 2011, January 14, 2011 and February 9, 2011)

BIOMET, INC.

$775,000,000 10% Senior Notes due 2017

$775,000,000 10 3/8%/11  1/8% Senior Toggle Notes due 2017

$1,015,000,000 11 5/8% Senior Subordinated Notes due 2017

This prospectus supplement updates and supplements the prospectus dated November 9, 2010 and the prospectus supplements dated January 6, 2011, January 14, 2011 and February 9, 2011.

  See the “Risk Factors“ section beginning on page 5 of the prospectus for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is February 15, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2011

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	001-15601	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2011, the Board of Directors and stockholders of the Company’s parent company, LVB Acquisition, Inc. (“Parent”), adopted and approved the LVB Acquisition, Inc. Restricted Stock Unit Plan (the “Plan”).

The purpose of the Plan to is to provide executives and certain key employees with the opportunity to receive stock-based performance incentives to retain qualified individuals and to align their interests with the interests of the Parent’s stockholders. The maximum number of shares of common stock, par value $0.01 per share, of Parent that may be issued under the Plan is 4,000,000, subject to adjustment as described in the Plan. Under the terms of the Plan, the Compensation Committee of the Board of Directors of Parent may grant participants restricted stock units, each of which represents the right to receive one share of common stock, subject to certain vesting restrictions and risk of forfeiture.

The Plan includes a form Restricted Stock Unit Grant Agreement (the “RSU Grant Agreement”) pursuant to which the Compensation Committee of Parent may award grants of restricted stock units pursuant to the Plan. Under the terms of the RSU Grant Agreement, the number of restricted stock units that vest and become non-forfeitable at any given point in time are equal to the lesser of (i) the number of restricted stock units that have become eligible to vest pursuant to certain time-vesting conditions—generally 25% of the restricted stock units become eligible to vest each year, beginning on May 31, 2012, and (ii) the number of restricted stock units that become eligible to vest upon the occurrence of certain liquidity events.

In the event of a liquidity event that results from the sale of the shares of common stock of Parent held by LVB Acquisition Holding, LLC (“Holding”), the Parent’s majority stockholder and an entity controlled by a consortium of private equity funds affiliated with The Blackstone Group, Goldman Sachs & Co., Kohlberg Kravis Roberts & Co. and TPG Capital, the number of restricted stock units that will become eligible to vest for any participant will equal the product of (a) the total number of restricted stock units held by such participant and (b) a fraction, the numerator of which equals the number of shares of common stock of Parent held by Holding sold in such liquidity event and the denominator of which equals the total number of shares of common stock of Parent held by Holding prior to the sale. In the event of a liquidity event that results from either the sale or other disposition of the assets of Parent or other corporate transaction in which Holding receives distributions of cash, the number of restricted stock units that will become eligible to vest will equal the product of (a) the total number of restricted stock units held by such participant and (b) a fraction, the numerator of which equals the total amount of cash received by Holding in respect of such liquidity event and the denominator of which equals Holding’s aggregate cost basis in its shares of common stock of Parent as determined in good faith by the Board of Directors of Parent. In any event, each participant must continue to be employed by the Company on the date of any such liquidity event in order for such participant’s restricted stock units to be eligible to vest as described above. Any outstanding restricted stock units which have not become eligible to vest as of May 31, 2016 as a result of the liquidity event conditions described above will be deemed to have become eligible to vest as of such date so long as the participant continues to be employed by the Company as of such date.

In the event a participant’s employment is terminated by the Company without cause or by the participant for good reason (each as defined in the Plan), during the two-year period following a change in control of Parent, then all outstanding unvested restricted stock units granted to such participant will become vested as of the date of such termination.

The foregoing description of the Plan and RSU Grant Agreement is not complete and is qualified in its entirety by reference to the full text of such documents, which are filed hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

In connection with the adoption of the Plan, the Compensation Committee of Parent has approved the grant of restricted stock units to certain participants, including the Company’s named executive officers in the following amounts:

Number of Restricted Stock Units
Jeffrey R. Binder, President and Chief Executive Officer	850,000
Daniel P. Florin, Senior Vice President and Chief Financial Officer	175,000
Jon C. Serbousek, Senior Vice President and President of Biomet Orthopedics, LLC	175,000
Maggie Anderson, Senior Vice President and President of Biomet 3i, LLC	160,000
Glen Kashuba, Senior Vice President and President of Biomet Spine & Bone Healing Technologies	125,000

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	LVB Acquisition, Inc. Restricted Stock Unit Plan

10.2	LVB Acquisition, Inc. Form Restricted Stock Unit Grant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2011

BIOMET, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary

EXHIBITS

Exhibit No.	Description

10.1	LVB Acquisition, Inc. Restricted Stock Unit Plan

10.2	LVB Acquisition, Inc. Form Restricted Stock Unit Grant Agreement

Exhibit 10.1

LVB ACQUISITION, INC.

RESTRICTED STOCK UNIT PLAN

Adopted February 10, 2011 (the “Effective Date”)

1. Purpose of the Plan.

The purpose of the LVB Acquisition, Inc. Restricted Stock Unit Plan (the “Plan”) is to promote the interests of the Company and its Affiliates and stockholders by providing the executives and key employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate and to improve the growth and profitability of the Company.

2. Definitions.

As used in the Plan, the following capitalized terms shall have the following meanings:

“Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

“Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to Section 3.

“Cause”, when used in connection with the termination of a Participant’s Employment, shall have the meaning set forth in any effective employment agreement or, if none, shall mean, unless otherwise provided in the applicable Restricted Stock Unit Grant Agreement, the termination of the Participant’s Employment with the Company and all Affiliates on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after Biomet, Inc. or the Company has provided written notice of such failure and the Participant has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Participant to substantially perform his or her duties; (ii) the Participant’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or its Affiliates; (iv) the commission by the Participant of any felony or other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after Biomet, Inc. or the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Participant and that causes material harm to the Company or its business reputation.

“Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock or common stock of Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) representing more than 40% of the aggregate outstanding voting power of the Company, Biomet Inc. or such intermediary entity, as applicable, and such Person or Group actually has the power to vote such common stock in any election of directors and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company), as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors or (vi) a merger, recapitalization or other direct or indirect sale by the Majority Stockholder (including through a public offering) of Common Stock that results in more than 80% of the Common Stock of the Company (or any resulting company after a merger) owned, directly or indirectly, by the Majority Stockholder immediately following the Closing, no longer being so owned by the Majority Stockholder.

“Closing” shall mean the closing of transactions contemplated by the Agreement and Plan of Merger, dated as of December 18, 2006 (as amended and restated as of June 7, 2007), by and among Biomet, Inc., LVB Acquisition LLC and LVB Acquisition Merger Sub, Inc.

“Code” shall mean the Internal Revenue Code of 1986 and any successor statute, as amended, from time to time.

“Common Stock” shall mean a share of the Company’s Common Stock, par value $0.01.

“Company” shall mean LVB Acquisition, Inc.

“Eligible Employee” shall mean any Employee, who, in the judgment of the Board, should be eligible to participate in the Plan due to the services they perform on behalf of the Company or an Affiliate.

“Employment” shall mean employment with the Company or any Affiliate, unless otherwise provided in a Restricted Stock Unit Grant Agreement. “Employee” and “Employed” shall have correlative meanings.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any date: (1) prior to the occurrence of an Initial Public Offering, the value per share of Common Stock determined pursuant to a valuation made in good faith by the Board and based upon a reasonable valuation method; or (2) following the occurrence of an Initial Public Offering, (i) the closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith to reflect the fair market value of a share of Common Stock.

“Good Reason” shall mean the occurrence of the following without the Participant’s consent (i) a material diminution in a Participant’s duties and responsibilities as of the Grant Date of the Restricted Stock Units, other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change of Control, (ii) a decrease in a Participant’s base salary or bonus opportunity as of the Grant Date of the Restricted Stock Units, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates or (iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location on the Grant Date of the Restricted Stock Unit, without the Participant’s prior written consent; provided that, within 30 days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following the Company’s receipt of such notice.

“Grant” shall mean a grant of a Restricted Stock Unit under the Plan evidenced by a Restricted Stock Unit Grant Agreement.

“Grant Date” shall have the meaning set forth in Section 4.1 herein.

“Initial Majority Stockholder Shares” shall mean the shares of Common Stock issued to the Majority Stockholders on or before the Closing, and shall include any stock, securities or other property or interests received by the Majority Stockholders in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance. Initial Majority Stockholder Shares sold by the Majority Stockholder to participants in the LVB Acquisition, Inc. Management Equity Incentive Plan, adopted November 16, 2007, within the first six months following the Closing shall not be counted for purposes of determining whether a Liquidity Event has occurred and shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

An “Initial Public Offering” shall be deemed to occur on the effective date of the first registration statement (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) filed to register at least 20% of the total then-outstanding equity interests in the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) under the Securities Act.

“Liquidity Event” shall mean any transaction or series of transactions following the Effective Date that results, directly or indirectly, in (A) the sale, transfer or other disposition of Initial Majority Stockholder Shares for cash, (B) the sale, transfer or other disposition of assets of the Company in which the Majority Stockholder receives distributions of cash, or (C) other corporate transaction in which the Majority Stockholder receives distributions of cash. For the avoidance of doubt, in the event that the Initial Majority Stockholder Shares are sold, transferred or otherwise disposed in return for property other than cash, a Liquidity Event shall result from the sale, transfer or other disposition of such property for cash, or from the distribution of such property to the Majority Stockholder investors.

“Majority Stockholder” shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective affiliates.

“Management Stockholders’ Agreement” shall mean the LVB Acquisition, Inc. Management Stockholders’ Agreement, as such may be amended from time to time, or such other stockholders’ agreement as may be entered into between the Company and any Participant.

“Participant” shall mean an Eligible Employee to whom a Grant of Restricted Stock Units under the Plan has been made, and, where applicable, shall include Permitted Transferees.

“Permitted Transferee” shall have the meaning assigned in Section 4.4.

“Person” shall mean an individual, partnership, corporation, limited liability Partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Qualifying Termination” shall mean a Participant’s termination of Employment (i) by the Company without Cause or (ii) by the Participant for Good Reason, in either case during the two (2)-year period following a Change in Control.

“Restricted Stock Unit” shall mean a Restricted Stock Unit issued to a Participant in accordance with Section 4, which shall be subject to the restrictions on Transfer and forfeiture conditions set forth in Sections 4.3 and 4.4 hereof until the applicable vesting date.

“Restricted Stock Unit Grant Agreement” shall mean an agreement, substantially in the form of Exhibit A hereto, entered into by each Participant and the Company evidencing the Grant of each Restricted Stock Unit issued pursuant to the Plan.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall have the meaning assigned in Section 4.5(a).

“Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferable” and other derivations of “transfer” shall have correlative meanings.

“Vesting Date” shall have the meaning assigned in Section 4.2.

3. Administration of the Plan.

The Board shall administer the Plan, provided that the Board may appoint a committee to administer the Plan. In the event the Board appoints such a committee, such committee shall have the rights and duties of the Board in respect of the Plan. No member of the Board shall participate in any decision that specifically affects such member’s interest in the Plan unless such decision also affects the Restricted Stock Units of other Participants in the same manner.

3.1 Powers of the Board. In addition to the other powers granted to the Board under the Plan, the Board shall have the power: (a) to determine, after consulting with the Company’s Chief Executive Officer, the Eligible Employees to whom Grants shall be made; (b) to determine the time or times when Grants shall be made and to determine, after consulting with the Company’s Chief Executive Officer, the number of shares of Common Stock subject to each such Grant; (c) to prescribe the form of a Restricted Stock Unit Grant Agreement, so long as such terms and conditions are not otherwise inconsistent with the terms of the Plan; (d) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (e) to construe and interpret the Plan, such rules and regulations and all Restricted Stock Unit Grant Agreements; (f) to make any necessary or reasonable adjustments to the Plan or Restricted Stock Unit Grant Agreements as contemplated by the terms and provisions of the Plan and the Restricted Stock Unit Grant Agreements; and (g) to make all other determinations necessary or advisable for the administration of the Plan.

3.2 Determinations of the Board. Any Grant, determination, prescription or other act of the Board shall be final and conclusively binding upon all Persons.

3.3 Indemnification of the Board. No member of the Board nor the Majority Stockholder or its employees, partners, directors or associates shall be liable for any action or determination made in good faith with respect to the Plan or any Grant. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Board or is or was a Majority Stockholder or an employee, partner, director or associate thereof, to the extent such criminal or civil action or proceeding relates to the Plan.

3.4 Compliance with Applicable Law; Securities Matters. Except as otherwise expressly provided in the Management Stockholders’ Agreement, the Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the shares of Common Stock pursuant to the grant of any Restricted Stock Units, which Restricted Stock Units shall be evidenced by book-entry into the books and records of the Company, and may only issue such certificates in the event the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with any such laws, regulations or requirements.

3.5 Inconsistent Terms. In the event of a conflict between the terms of the Plan and the terms of any Restricted Stock Unit Grant Agreement, the terms of the Plan shall govern except as otherwise provided herein.

4. Restricted Stock Units.

Subject to adjustment as provided in Section 4.7 hereof, the Board may grant to Participants Restricted Stock Units covering four million (4,000,000) shares of Common Stock. Each Restricted Stock Unit represents the right to receive one share of Common Stock pursuant to the terms provided herein. To the extent that any Restricted Stock Unit granted under the Plan terminates, expires or is canceled without having been settled or any shares of Common Stock are forfeited, the shares of Common Stock covered by such Restricted Stock Units shall again be available for Grant under the Plan.

4.1 Grant Date. The Grant Date of each Restricted Stock Unit shall be the date designated by the Board and specified in the Restricted Stock Unit Grant Agreement as the date on which such Restricted Stock Unit is granted.

4.2 Vesting of Restricted Stock Units. Each Restricted Stock Unit Grant Agreement shall provide the dates on which the Restricted Stock Unit granted under the Plan vests (the “Vesting Dates”), subject in all cases to the Participant’s continuous Employment through the applicable Vesting Dates. As of the applicable Vesting Date, each Restricted Stock Unit granted under the Plan shall become vested and shall cease to be subject to forfeiture as provided in Section 4.3 hereof or to be subject to restrictions on Transfer as provided in Section 4.4 hereof.

4.3 Forfeiture of Restricted Stock Units. Unless otherwise provided in the applicable Restricted Stock Unit Grant Agreement, if a Participant’s Employment is terminated for any reason, each Restricted Stock Unit or portion thereof that has not vested as of the date of such termination shall expire and be terminated.

4.4 Non-Transferability of Restricted Stock Units. No Participant may Transfer any Restricted Stock Units received by such Participant pursuant to the Plan or, prior to the Vesting Date of any such Restricted Stock Units, the shares of Common Stock covered thereby, provided, that a Participant may Transfer his or her rights with respect to any or all of the Restricted Stock Units held by such Participant to: (i) such Participant’s beneficiaries or estate upon the death of the Participant by will, by the laws of descent and distribution or otherwise and (ii) subject to the prior written approval of the Board and compliance with all applicable tax, securities and other laws, any trust or custodianship created by the Participant, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption) (either of (i) or (ii), a “Permitted Transferee”).

4.5 Settlement.

(a) Settlement Date. Vested Restricted Stock Units shall be settled on the earlier of either (i) the applicable Vesting Date or (ii) a Qualifying Termination (the “Settlement Date”). As soon as reasonably practicable following the Settlement Date, and in no event later than March 15 of the calendar year following the year in which the Settlement Date occurs, the Company shall issue to the Participant, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant in respect of such Restricted Stock Units, a number of shares of Common Stock, registered in the Grantee’s name, equal to the number of such Restricted Stock Units that are settled on and as of the Settlement Date.

(b) Conditions to Settlement. On or before the issuance of any shares of Common Stock in settlement of vested Restricted Stock Units and as a condition to the Participant’s right to receive any shares of Common Stock, the Participant shall be required to enter into (or shall have previously entered into) the Management Stockholders’ Agreement with respect to the shares of Common Stock to be issued upon such settlement. The shares of Common Stock so issued shall be deemed to be “Rollover Shares” for purposes of Section 3(b) of the Management Stockholders’ Agreement.

(c) Condition to Settlement; Satisfaction of Withholding Taxes.

(i) In General. Whenever shares of Common Stock are to be issued to the Participant in settlement of vested Restricted Stock Units, the Participant shall remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding requirements.

(ii) Alternative Methods to Satisfy Withholding Taxes. The Participant may pay up to the minimum statutory tax withholding amount due in respect of any settlement of vested Restricted Stock Units by requesting that the Company withhold shares of Common Stock that would otherwise be issued to the Participant in connection with such settlement of vested Restricted Stock Units.

(iii) Notwithstanding the foregoing, the aggregate amount of such cash or the Fair Market Value of any shares of Common Stock withheld, in either case, as of the date of settlement of the Restricted Stock Units, must be equal to the full minimum statutory tax withholding amount payable by the Participant in connection with such settlement. No tax amount in excess of the minimum amount required to be withheld under the applicable statutory tax provisions then in effect may be satisfied by the Participant by having shares of Common Stock withheld. Any shares of Common Stock withheld to satisfy the Participant’s minimum statutory tax withholding obligations will be valued at the Fair Market Value of such shares of Common Stock on the Settlement Date.

4.6 Administration of Restricted Stock Units.

(a) Amendment of Terms of Restricted Stock Units. The Board may, in its absolute discretion, amend the Plan or terms of any Restricted Stock Unit; provided, that any such amendment (other than a termination as provided in subparagraph (b) below) with respect to any Restricted Stock Unit outstanding at the time of such amendment shall not impair or adversely affect any Participant’s rights under the Plan or such Restricted Stock Unit without such Participant’s written consent and also provided that any such amendment shall not constitute a material modification under Section 409A of the Code.

(b) Termination of the Restricted Stock Units. The Board may, at any time, without amendment to the Plan or any relevant Restricted Stock Unit Grant Agreement, terminate any and all Restricted Stock Units then outstanding if the Board determines in good faith that permitting the Restricted Stock Units to remain outstanding would violate any law or regulation or require the Company to register its securities under the Securities Act or file reports under the Exchange Act if at such time the Company is not required to do so, provided, however, that the Company, in full consideration of such termination, shall pay to Participants an amount equal to the Fair Market Value of a share of Common Stock multiplied by the number of shares of Common Stock specified in the Restricted Stock Unit Grant Agreement, determined as of the date in which the Restricted Stock Units are terminated by the Board. Such payment shall be made as soon as practicable after the Fair Market Value of a share of Common Stock is determined.

(c) Termination of this Plan. The Board may at any time, in its absolute discretion, suspend or terminate this Plan. No awards may be granted during any suspension of the Plan or after the Plan has been terminated. The termination of the Plan shall not affect any previous Grants. After the Plan terminates, the function of the Board with respect to the Plan will be limited to supervising the administration of previous Grants.

4.7 Adjustment Upon Changes in Company Common Stock.

(a) Increase or Decrease in Shares of Common Stock Without Consideration. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued and outstanding shares of Common Stock or they payment of a stock dividend (but only on the shares of Common Stock) resulting from a subdivision or consolidation of the shares of Common Stock, or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company, the Board may make such adjustments as the Board deems appropriate to prevent the enlargement or dilution of rights with respect to the number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to the Restricted Stock Unit Grant Agreements.

(b) Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the stockholders of the Company receive securities of another corporation), the Restricted Stock Units outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Common Stock subject to any such Restricted Stock Unit would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the stockholders of the Company retain their shares of Common Stock and are not entitled to any additional or other consideration, the Restricted Stock Units shall not be affected by such transaction).

(c) Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving entity or (iv) a merger or consolidation involving the Company in which the Company is the surviving entity but the stockholders of the Company receive securities of another entity and/or other property, including cash, the Board shall, in its absolute discretion, have the power to:

(i) provide for the exchange of any Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested) for a restricted stock unit or other equity instrument with respect to, as appropriate, some or all of the property for which the shares of Common Stock underlying such Restricted Stock Unit is exchanged and, incident thereto, make an equitable adjustment, as determined by the Board, in the number or kind of securities or amount of property subject to the restricted stock unit or other equity instrument, or, if appropriate, provide for a cash payment to the Participants in partial consideration for the exchange of the Restricted Stock Units as the Board may consider appropriate to prevent dilution or enlargement of rights;

(ii) cancel, effective immediately prior to the occurrence of such event, any Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested), and in full consideration of such cancellation, pay to each Participant to whom such Restricted Stock Unit was granted an amount in cash, for each share of Common Stock subject to such Restricted Stock Unit, equal to the product of (1) the value of securities and property (including cash) per share of Common Stock received by the stockholders of the Company as a result of such event, as determined by the Board in its absolute discretion and (2) the number of Restricted Stock Units so cancelled that were held by such Participant; or

(iii) provide for any combination of (i) or (ii).

(d) Dividends. In the event the Company declares and pays a cash dividend, with respect to Restricted Stock Units then outstanding on the date such cash dividend is paid, the Board shall adjust the number of Restricted Stock Units granted to each Participant and/or provide for a payment in cash to each such Participant (which payment may be made upon vesting of such Restricted Stock Units or portions thereof) as the Board may consider equitable to prevent dilution or enlargement of rights.

(e) Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 4.7 (a), (b), (c) or (d) hereof, or in the event a Public Market exists for the securities subject to Restricted Stock Units, the Board shall, in its absolute discretion, make such adjustments in the number shares of Common Stock subject to Restricted Stock Units outstanding on the date on which such change occurs and, if applicable, in the Fair Market Value of each such Restricted Stock Unit, as the Board may, in its absolute discretion, consider appropriate to prevent dilution or enlargement of rights.

(f) No Other Rights. Except as expressly provided in the Plan or the Restricted Stock Unit Grant Agreements evidencing the Restricted Stock Units, no Participant shall have any rights by reason of (i) any subdivision or consolidation of the shares of Common Stock or any other securities of any class, (ii) the payment of any distribution, (iii) any increase or decrease in the number of shares of Common Stock or (iv) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or the Restricted Stock Unit Grant Agreements evidencing the Restricted Stock Units, no issuance by the Company of any shares of Common Stock shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to the Restricted Stock Units.

5. Securities Matters.

5.1 Registration. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything hereof to the contrary, the Company shall not be obligated to cause to be issued or deliver any shares of Common Stock pursuant to this Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which such shares of Common Stock are traded. The Board may require, as a condition to the issuance or delivery of any shares of Common Stock pursuant to the terms hereof, that the recipient of such shares of Common Stock make such covenants, agreements and representations, as the Board deems necessary or advisable.

5.2 Deferral of Vesting Date or Grant. The Company may, in its sole discretion, defer the Grant Date or Vesting Date of a Restricted Stock Unit hereunder or the issuance or Transfer of shares of Common Stock pursuant to any Grant pending to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the Grant Date or Vesting Date of a Restricted Stock Unit hereunder or the issuance or Transfer of shares of Common Stock pursuant to any Grant. Notwithstanding the preceding, no deferral of settlement under this Section shall be effective if it would cause a Grant to be subject to Section 409A of the Code.

6. Section 409A Compliance. This Plan is intended to provide for a short-term deferral of compensation not subject to Section 409A of the Code. No provision of this Plan shall be given effect to the extent that such provision would cause tax to become due under Section 409A of the Code, including the Company’s right to defer the Grant Date or Vesting Date of the Restricted Stock Units to the extent, and only for so long as, necessary to comply with the requirements of Section 409A of the Code.

7. Miscellaneous.

7.1 Rights as Holders. No Participant shall have any have any claim or right to receive Grants under the Plan, and the Grant and issuance of Restricted Stock Units under the Plan shall not be construed as giving a Participant any right to continue in the Employment of the Company or to receive any additional Grants, or affect the right of the Company to terminate the Employment of any Participant. Unless the Board determines otherwise, no notice of termination or payment in lieu thereof shall extend the period of employment for purposes of this Plan.

7.2 No Special Employment Rights. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Participant’s Employment or to increase or decrease such Participant’s compensation from the rate in existence at the time of the grant of any Restricted Stock Unit.

7.3 Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company, to:

LVB Acquisition, Inc.

c/o Biomet, Inc.

P.O. Box 587

Warsaw, Indiana 46581-0587, U.S.A.

Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith.

7.4 Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

7.5 Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law.

7.6 Governing Law. The Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions thereof governing conflict of laws.

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Exhibit 10.2

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (“Agreement”), made as of the      day of                 , 2011 between LVB Acquisition, Inc. (the “Company”) and                                          (the “Participant”).

WHEREAS, the Company has adopted and maintains the LVB Acquisition, Inc. Restricted Stock Unit Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the executives and key employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Participants of Restricted Stock Units to acquire shares of Common Stock;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant Restricted Stock Unit(s) (the “Restricted Stock Unit(s)”) with respect to              shares of Common Stock.

2. Grant Date. The Grant Date of the Restricted Stock Unit hereby granted is             .

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Restricted Stock Unit Grant Agreement, the terms and conditions of the Plan, as interpreted by the Board in its sole discretion, shall govern, unless explicitly provided to the contrary in this Restricted Stock Unit Grant Agreement. All capitalized terms used herein shall have the meaning given to such terms in the Plan.

4. Vesting Dates. The number of Restricted Stock Units that shall be vested and no longer forfeitable at any time shall equal the lesser of (a) the number of Restricted Stock Units that have become eligible to vest pursuant to Section 4.1, and (b) the number of Restricted Stock Units that have become eligible to vest pursuant to Section 4.2 (the date all such conditions have been satisfied with respect to some or all of the Restricted Stock Units, the “Vesting Date” with respect to such Restricted Stock Units), subject to the application of the terms of Section 4.3. For the avoidance of doubt, no Restricted Stock Units shall be vested and no longer forfeitable unless and until such time as both the Time-Based Vesting Condition described in Section 4.1 and the Liquidity Event Condition described in Section 4.2 have been met.

4.1 Time-Based Vesting Condition. Twenty-five percent (25%) of the Restricted Stock Units shall be eligible to vest on each of May 31, 2012, May 31, 2013, May 31, 2014, and May 31, 2015 provided that the Participant continues to be Employed by the Company or an Affiliate on each such date (the “Time-Based Vesting Condition”).

4.2 Liquidity Event Condition. That number of Restricted Stock Units that shall be eligible to vest and become non-forfeitable upon the occurrence of a Liquidity Event (the “Liquidity Event Condition”) shall be determined as follows:

(a) In the event of a Liquidity Event that results from the sale, transfer or other disposition of the Initial Majority Stockholder Shares for cash, the number of Restricted Stock Units that shall be eligible to vest and become non-forfeitable shall equal the product of (i) the total number of Restricted Stock Units held by the Participant and (ii) a fraction (x) the numerator of which equals the number of the Initial Majority Stockholder Shares sold, transferred or otherwise disposed in a Liquidity Event, and (y) the denominator of which equals the total number of the Initial Majority Stockholder Shares;

(b) In the event of a Liquidity Event that results from either (1) the sale, transfer or other disposition of assets of the Company or (2) other corporate transaction, in each case in which the Majority Stockholder receives distributions of cash, the number of Restricted Stock Units that shall be eligible to vest and become non-forfeitable shall equal the product of (i) the total number of Restricted Stock Units held by the Participant and (ii) a fraction (x) the numerator of which equals the total amount of cash received by the Majority Stockholders in respect of such transaction, and (y) the denominator of which equals the Majority Stockholders’ aggregate cost basis in the Initial Majority Stockholder Shares (as determined in good faith by the Board);

provided, in each case that the Participant continues to be Employed by the Company or an Affiliate on the date of such Liquidity Event. In addition to the foregoing, any outstanding Restricted Stock Units which have not satisfied the Liquidity Event Condition prior to May 31, 2016, shall be deemed to have met such Liquidity Event Condition as of such date, provided that the Participant continues to be Employed by the Company or an Affiliate on such date.

4.3 Accelerated Vesting on a Qualifying Termination. In the event that the Participant experiences a Qualifying Termination, the Time-Based Vesting Condition and the Liquidity Event Condition for all outstanding unvested Restricted Stock Units granted to the Participant shall be deemed to have been met as of the date of the Qualifying Termination.

5. Settlement.

5.1 Settlement Date. Vested Restricted Stock Units shall be settled on the earlier of either (i) the achievement of the applicable Vesting Date or (ii) a Qualifying Termination (the “Settlement Date”). As soon as reasonably practicable following the Settlement Date, and in no event later than March 15 of the calendar year following the year in which the Settlement Date occurs, the Company shall transfer to the Participant, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant in respect of such Restricted Stock Units, a number of shares of Common Stock, registered in the Grantee’s name, equal to the number of such Restricted Stock Units that are settled on and as of the Settlement Date.

5.2 Conditions to Settlement. On or before the transfer of any shares of Common Stock in settlement of vested Restricted Stock Units and as a condition to the Participant’s right to receive any shares of Common Stock, the Participant shall be required to enter into (or shall have previously entered into) the Management Stockholders’ Agreement with respect to the shares of Common Stock to be transferred upon such settlement. The shares of Common Stock so transferred shall be deemed to be “Rollover Shares” for purposes of Section 3(b) of the Management Stockholders’ Agreement.

5.3 Condition to Settlement; Satisfaction of Withholding Taxes.

(a) In General. Whenever shares of Common Stock are to be issued to the Participant in settlement of vested Restricted Stock Units, the Participant shall remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding requirements.

(b) Alternative Methods to Satisfy Withholding Taxes. The Participant may pay up to the minimum statutory tax withholding amount due in respect of any settlement of vested Restricted Stock Units by requesting that the Company withhold shares of Common Stock that would otherwise be issued to the Participant in connection with such settlement of vested Restricted Stock Units.

(c) Notwithstanding the foregoing, the aggregate amount of such cash or the Fair Market Value of any shares of Common Stock withheld, in either case, as of the date of settlement of the Restricted Stock Units, must be equal to the full minimum statutory tax withholding amount payable by the Participant in connection with such settlement. No tax amount in excess of the minimum amount required to be withheld under the applicable statutory tax provisions then in effect may be satisfied by the Participant by having shares of Common Stock withheld. Any shares of Common Stock withheld to satisfy the Participant’s minimum statutory tax withholding obligations will be valued at the Fair Market Value of such shares of Common Stock on the Settlement Date.

6. Expiration Date. The Restricted Stock Unit or such portion thereof that has not yet become vested on the date the Participant’s Employment are terminated for any reason (after giving effect to any acceleration pursuant to Section 4.3 hereof) shall expire on such date.

7. Registration. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued pursuant to the Plan or to effect similar compliance under any state laws. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company shall not be obligated to cause to be issued or deliver any shares of Common Stock pursuant to this Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which such shares of Common Stock are traded. The Company may require, as a condition to the issuance or delivery of any shares of Common Stock pursuant to the terms of this Agreement or the Plan, that the Participant make such covenants, agreements and representations as the Company deems necessary or advisable.

8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Restricted Stock Unit Grant Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Restricted Stock Unit Grant Agreement, or any waiver on the part of any party or any provisions or conditions of this Restricted Stock Unit Grant Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9. Non-Transferability of Restricted Stock Units. The Participant may not Transfer the any Restricted Stock Unit granted pursuant to this Agreement except as expressly provided in Section 4.4 of the Plan.

10. Taxes. The Participant shall be responsible for any and all taxes incurred by him under or in connection with this Agreement.

11. Representations.

11.1 Participant Representations. The Participant hereby represents and warrants to the Company that: (a) the shares of Common Stock are being acquired for his own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act and the rules and regulations thereunder and any applicable United States federal or state securities laws or regulations; (b) the Participant is an “accredited investor” as defined in Rule 501(a) under the Securities Act; provided, that the Company may, in its discretion and subject to compliance with all applicable securities laws, waive the foregoing representation with respect to a limited number of Participants; (c) the Participant, alone or together with his representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular; (d) the Participant has had access to all of the information with respect to his shares of Common Stock that he or it, as the case may be, deems necessary to make a complete evaluation thereof and has had the opportunity to question the Company concerning such Shares of Common Stock; (e) the Participant’s decision to acquire his Shares of Common Stock for investment has been based solely upon the evaluation made by the Participant; (f) the Participant has duly executed and delivered this Agreement; and (g) the Participant’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which the Participant is a party or by which it is bound.

11.2 Truth of Representations and Warranties. The Participant represents and warrants that all of his representations set forth in Section 11.1 of this Agreement are true and correct as of the date hereof.

12. Integration. This Agreement and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter and shall not be amended except by written amendment signed by all parties. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents. This Restricted Stock Unit Grant Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

13. Counterparts. This Restricted Stock Unit Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. This Restricted Stock Unit Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions thereof governing conflict of laws.

15. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Restricted Stock Unit Grant Agreement and the Restricted Stock Unit shall be final and conclusive.

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IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Grant Agreement to be duly executed by its duly authorized officer and said Participant has signed this Restricted Stock Unit Grant Agreement on his own behalf, thereby representing that he has carefully read and understands this Restricted Stock Unit Grant Agreement and the Plan as of the day and year first written above.

LVB Acquisition, Inc.

By:
Title:

[PARTICIPANT]

Address:
Telephone:
Facsimile: